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                             ANNEX V

3.k.      The Company is in default of the following agreements:

          (i) Note payable to Telford Walker in the amount of $200,000.00 due September 29, 1996, interest at
10%;

          (ii) Demand note payable to James Gary May in the amount of
                 $100,000.00;

            (iii)    Lease   agreement  for  National   Solutions
Corporation,
                 Sarasota Quay, Florida location; and

           (iv) Other trade payables incurred in the ordinary course of business which do not exceed the amount of approximately $500,000.00 in the aggregate.